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                                                                       EXHIBIT 5


            IN THE COURT OF COMMON PLEAS OF ERIE COUNTY, PENNSYLVANIA
                             ORPHAN'S COURT DIVISION
                        TRUST OF HENRY ORTH HIRT, SETTLOR
                TRUST UNDER AGREEMENT RESTATED DECEMBER 22, 1980
                        WITH RESPECT TO SUSAN HIRT HAGEN
                                  NO. 100-1998
                                       AND
                        TRUST OF HENRY ORTH HIRT, SETTLOR
                TRUST UNDER AGREEMENT RESTATED DECEMBER 22, 1980
                           WITH RESPECT TO F. W. HIRT
                                  NO. 101-1998

                          IN THE COURT OF COMMON PLEAS
                          OF ERIE COUNTY, PENNSYLVANIA
                                 CIVIL DIVISION
                                NO. 10902 OF 2000


                                SUSAN HIRT HAGEN
                                       v.
                             ERIE INDEMNITY COMPANY


         In the interest of judicial economy, consolidated herein are several matters filed under each of the above docket numbers. Specifically, addressed within is Susan Hirt Hagen's Motion for Preliminary Injunction (and the accompanying Petitions to Intervene); two separate Petitions for a Preliminary Injunction filed by F. W. Hirt as well as the Petition of F. W. Hirt to Enjoin Susan Hirt Hagen and Bankers Trust Company from breaching a fiduciary duty and wasting trust assets.

         Upon consideration of the pleadings and briefs, evidence adduced at hearings held April 3, 2000 and April 20, 2000, oral argument and applicable law (including legislative history or the lack thereof), the following Findings of Fact and Conclusions of Law are hereby entered.

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                                FINDINGS OF FACT

         1. Erie Indemnity Company (hereinafter the "Company") is a Pennsylvania corporation serving as the attorney-in-fact for the Erie Insurance Exchange (the "Exchange"). The principal business activity of the Company is the management of the Exchange.

         2. The Company was founded by H. O. Hirt in 1925. The Company has two classes of common stock registered under the Securities Exchange Act of 1934. The Company's Class A common stock is publicly traded on NASDAQ; this stock does not have voting rights. Instead, voting rights are vested in the Company's Class B common stock, which stock is not traded publicly.

         3. Over the course of his lifetime, H. O. Hirt acquired 76.22 percent of the Company's Class B voting common stock. H. O. Hirt placed the Class B stock in a trust which became irrevocable upon his death on June 13, 1982.

         4. The H. O. Hirt Trusts (hereinafter the "Trusts") are actually two separate but equal Trusts, each for the benefit of his two children. Specifically, 38.11 percent of the Class B stock was placed in a trust for the benefit of H. O. Hirt's son, F. W. Hirt and a like amount placed in a trust for
H. O. Hirt's daughter, Susan Hirt Hagen. Each of these trusts operate under the same terms, including management by three co-trustees. The co-trustees consist of F. W. Hirt and Susan Hirt Hagen as individual trustees and Bankers Trust as corporate trustee. It takes a majority vote of the three co-trustees for action to be taken on behalf of either Trust.

         5. Susan Hirt Hagen, in addition to being the beneficial owner of Class B stock through her father's Trust, separately owns twelve shares of voting Class B common stock of the Company.

         6. Laurel A. Hirt is the daughter of F. W. Hirt, granddaughter of H. O. Hirt and a beneficiary under the H. O. Hirt trust created for her father.

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         7. F. W. Hirt has been a member of the Board of Directors of the
Company since 1965 and continues to have a distinguished career as Chairman of the Board of the Company. Susan Hirt Hagen likewise has a lengthy history of service to the Company, having been a member of the Board of Directors since 1980.

         8. On August 16, 1999, the Board of Directors of the Company amended the by-laws to provide, inter alia, certain time frames for a shareholder to submit to the Nominating Committee any nomination(s) for director(s) to the Board.

         9. The annual meeting of the Board of Directors of the Company is scheduled for April 25, 2000. In compliance with the Company's by-laws as amended August 16, 1999, Susan Hirt Hagen, by a letter dated December 29, 1999 to Jan Van Gorder, Executive Vice President, Secretary and General Counsel of the Company, tendered the nomination of eleven individuals for positions as directors to the Board.

         Additionally, Susan Hirt Hagen timely filed a Schedule 13(d) with the Securities and Exchange Commission stating her intention to nominate an alternative slate of directors for election at the annual meeting on April 25, 2000. An amended Schedule 13(d) was subsequently filed identifying the eleven candidates tendered by Susan Hirt Hagen.

         10. Susan Hirt Hagen stated her intention in the above documents to personally appear at the annual meeting and nominate her candidates for election to the Board if the Nominating Committee did not do so.

         11. Consistent with this statement, Susan Hirt Hagen, in her capacity as a Director, appeared at a duly-constituted meeting of the Board of Directors on March 7, 2000 and presented a resolution asking the Board to recognize her ability as an owner of Class B stock to nominate a Board candidate at the annual meeting. The Board voted to table the Hagen resolution. A poll was then taken, with ten Board members taking the position that all nominations must come

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through the Nominating Committee; one Board member made no comment and one Board member stated his opinion that the poll was a waste of time.

         12. A special Board meeting of the Company's Directors was held on March 14, 2000, to hear the report of the Nominating Committee. During the meeting, the Board voted twelve to one, with Susan Hirt Hagen the lone dissenting vote, to defeat the Hagen resolution to allow her as an owner of voting shares of Class B stock to nominate a director to the Board of Directors.

         The Board also voted (12-1 with Hagen dissenting) to accept the recommendation of the Nominating Committee to reduce the Board from thirteen to twelve directors and to propose for election all incumbent Board members, except Susan Hirt Hagen.

         13. Subsequently, Susan Hirt Hagen filed a complaint seeking injunctive and declaratory relief to allow her as an owner of Class B stock to nominate a candidate for director of the Company.

         14. Petitions to Intervene have been filed on behalf of the H. O. Hirt Trusts, F. W. Hirt (limited to opposing the intervention of the H. O. Hirt Trusts) and Laurel A. Hirt.

         15. On April 3, 2000, a hearing was held on the Motion for Preliminary Injunction as filed by Susan Hirt Hagen. Prior to the hearing, F. W. Hirt filed a Petition for Preliminary Injunction seeking to enjoin the H. O. Hirt Trustees from participating in this action. While it is almost unprecedented for a party to file a complaint in the morning and have a hearing that same day, the hearing held April 3, 2000 included a record developed for F. W. Hirt's Petition for an injunction since it involved the same set of operative facts.

         16. On April 17, 2000, F. W. Hirt launched a two-prong attack by seeking to enjoin the H. O. Hirt Trustees from "breaching fiduciary duties" and asking for an injunction to preclude the Trustees from nominating a candidate for director at the April 25, 2000 meeting or

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voting for any candidate nominated by any entity other than the Nominating
Committee. An evidentiary hearing was held on these Petitions on April 20, 2000.

                               CONCLUSIONS OF LAW

         1. The rights of an owner of voting share(s) of stock in a corporation inherently include the right to nominate a candidate for director of the corporation. There is no law in Pennsylvania divesting the owner of voting shares of the substantive right to nominate a candidate for a board directorship.

         2. Section 1405(c)(4) of the Pennsylvania Insurance Holding Company Act does not limit nor prohibit an owner of voting shares of stock in an insurance holding company from nominating a candidate to the board of directors. See 40 P.S. Section 991.1405(c)(4). Nor does Section 1405(c)(4) create an exclusive mechanism via the Nominating Committee for the nomination of director candidates.

         Instead, Section 1405(c)(4) simply provides a method of independently assessing appropriate candidates for directorships and communicating to the voting shareholders the views of the Board and/or management. The recommendation of the Nominating Committee is not binding on voting shareholders, who remain free to nominate other candidates. Ultimately it is up to the shareholders, as owners of the company, to determine who should be on the board of directors.

         To accept the argument of Erie Indemnity Company means the real or actual Board election occurs in the Nominating Committee because the Committee would control the names submitted for election. Hence, the Board could be self-perpetuating as the Nominating Committee is not obligated to accept any nomination(s) from any voting shareholder. In this scenario, not only is there no accountability of the Nominating Committee to the voting shareholders, but the result is tantamount to a Communist election in which there is only one slate of candidates available to voters.

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         Further, if the Trustees of the H. O. Hirt Trusts, as owners of over 76 percent of the voting stock, do not agree with the nominations from the Nominating Committee, the Trustees have no other choice(s). If the Trustee choose to abstain from voting, then a small minority of shareholders determine the entire control of the Company. If all voting shareholders rejected the slate tendered by the Nominating Committee, then the Company is in a state of anarchy. Each of these scenarios is an absurd result not intended by the legislature in enacting Section l405(c)(4).

         Setting aside the personal agendas of every party in this litigation, if there existed a substantive policy disagreement between the voting shareholders and the board of directors, under the Company's interpretation of
Section 1405(c)(4), the owners of the Company would have little or no ability to change the directors of the Company. While the Company and F. W. Hirt have gone to great lengths to disparage Susan Hirt Hagen as an unworthy controlling stockholder, the same analysis applies equally to a board of directors who pose a threat to the health of the Company.(1) Historically, there has always been a remedy for an owner of a company to remove detrimental director(s). Section 1405(c)(4) does not usurp the fundamental and traditional power of an owner to remove a director by nominating a director whose interests align with that of the owner. Otherwise there would be little meaning or value to the ownership of voting shares of stock because such shareholders are mere rubber stamps for the Nominating Committee.

         The language of Section 1405(c)(4) and its legislative history is important for what it does not say. If the legislature intended to provide the Nominating Committee with the exclusive power to nominate a director, the legislature would have stated so in the statute. The absence of the use of the word exclusive is glaring and consistent with the legislative history. If in fact the Insurance Holding Company Act created a special breed of corporate entity as the Company argues, and in so doing took the unusual and perhaps unconstitutional step of abrogating a voting

--------
(1) Under no circumstances is the Court expressing an opinion about the performance of the current Board of Directors of the Company.

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shareholders substantive property right to nominate a director, the legislative history should have reflected such an intent.

         Section 1405(c)(3) of the Insurance Holding Act provides that not less than one-third of the directors of an insurance holding company and members of each committee be comprised of an independent person (meaning the person cannot be an officer, employee or a controlling shareholder). See 40 P.S. Section 991.1405(c)(3). Logically then, the statute allows the remaining two-thirds of the Board or a committee to consist of officers, employees and/or controlling shareholders. As such, the law clearly envisions a controlling shareholder having an opportunity to serve as a director of an insurance holding company. However, under the Company's interpretation, the controlling shareholder could never become a director if the Nominating Committee opposed it.

         In conclusion, this Court finds that any owner of Class B common stock of Erie Indemnity Company is entitled to nominate a candidate for director to the Board of Directors at any annual meeting of the Company (assuming compliance with valid by-laws).

         3. The Court was not asked, nor is any opinion rendered, on the validity of the by-laws of the Company as enacted August 16, 1999. However, to the extent the Company argues its by-laws preclude an owner of voting shares from nominating a director candidate at the annual meeting, the argument is without legal merit. An insurance holding company cannot through its by-laws appropriate or eliminate a substantive property right of a voting shareholder to nominate a director candidate.

         4. Susan Hirt Hagen, because of her timely filing of Schedule 13(d) submissions with the Security Exchange Commission and her letter of December 29, 1999 to the Company, has complied with the by-laws of the Company as enacted August 16, 1999. Accordingly, Susan Hirt Hagen is entitled to tender the nomination of a candidate or candidates for directorship(s) at the annual meeting of the Company on April 25, 2000 or any adjournment thereof.

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         5. Susan Hirt Hagen has met all of the requirements for a preliminary injunction to issue. She has made a strong showing on the merits in light of this Court's interpretation of Section 1405(c)(4). She will also suffer irreparable harm since the Company intends to deny her sole opportunity to nominate a director to the Board. As a matter of law, the Company cannot deny Hagen her substantive right to nominate a director.

         The issuance of an injunction does not substantially harm any other party, including the Company. As a publicly-traded company, there is an annual risk the voting shareholders will replace or remove directors with whom the shareholders are dissatisfied. Accordingly, the only available remedy is to let the injunction issue.

         6. As owners of 76.22 shares of the voting Class B common stock of Erie Indemnity Company, the Trusts have a vital interest in the outcome of this litigation and are therefore entitled to intervene. As a direct beneficiary of her father's Trust, Laurel A. Hirt has a vital interest in the outcome of this litigation and is therefore entitled to intervene. Likewise, F. W. Hirt has a basis to intervene.

         7. It is black-letter law that a trustee has a fiduciary obligation to act in the best interest of the trust. In the case sub judice, the sole asset of the H. O. Hirt Trusts is 76.22 percent of the Class B common voting stock of the Company. Unquestionably, the Trustees have a duty to protect and preserve this Trust corpus.

         The position of F. W. Hirt that Bankers Trust and Susan Hirt Hagen have breached a fiduciary obligation by voting to intervene in this litigation and assert the right of the Trusts to nominate a director is untenable. The argument of F. W. Hirt is perhaps understandable if he is wearing his hat as Chairman of the Board of the Company; it is however, unacceptable when he is wearing his hat as a Trustee of the H. O. Hirt Trusts.

         Unfortunately, F. W. Hirt, who by reputation is a kind, humble and generous man, is seemingly blinded by his animosity towards his sister or his loyalty to present management

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and/or the Board. There is no plausible reason, other than possibly to save the
Trusts the cost of litigation, for a Trustee not to take the action as asserted by Bankers Trust and Susan Hirt Hagen. For a Trustee to sit idly by and allow the loss of a substantive right to nominate a director to the sole asset of the Trusts, with the inevitable diminution in value of the Trust corpus, is incomprehensible. The position of F. W. Hirt certainly places at risk not only his future ability to change directors of the Company, but it also handcuffs the ability of future beneficiaries under the Trusts to do so.

     Accordingly, Bankers Trust and Susan Hirt Hagen have not breached a fiduciary duty nor wasted the assets of the Trusts in seeking to participate in the declaration of the right of the Trusts to nominate a director for the Company.


                                                BY THE COURT:



                                                /s/ William R. Cunningham
                                                -------------------------------
                                                WILLIAM R. CUNNINGHAM
                                                President Judge




Date:  April 24, 2000
     -------------------------

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            IN THE COURT OF COMMON PLEAS OF ERIE COUNTY, PENNSYLVANIA
                             ORPHAN'S COURT DIVISION
                        TRUST OF HENRY ORTH HIRT, SETTLOR
                TRUST UNDER AGREEMENT RESTATED DECEMBER 22, 1980
                        WITH RESPECT TO SUSAN HIRT HAGEN
                                  NO. 100-1998
                                       AND
                        TRUST OF HENRY ORTH HIRT, SETTLOR
                TRUST UNDER AGREEMENT RESTATED DECEMBER 22, 1980
                           WITH RESPECT TO F. W. HIRT
                                  NO. 101-1998

                          IN THE COURT OF COMMON PLEAS
                          OF ERIE COUNTY, PENNSYLVANIA
                                 CIVIL DIVISION
                                NO. 10902 OF 2000


                                SUSAN HIRT HAGEN
                                       v.
                             ERIE INDEMNITY COMPANY



                                      ORDER

         AND NOW to-wit this 24th day of April 2000, based on the foregoing Findings of Fact and Conclusions of Law, the following Order is hereby entered:

         1. The Petition of the Trustees of the H. O. Hirt Trust to intervene is GRANTED. The Petition of F. W. Hirt to intervene is hereby GRANTED as is the Petition of Laurel A. Hirt.

         2. The request for a Preliminary Injunction filed by Susan Hirt Hagen at Docket Number 10902-2000 is hereby GRANTED such that Erie Indemnity Company, through its Directors and Officers, is enjoined from prohibiting Susan Hirt Hagen from nominating a candidate or candidates for director to the Board of Directors of Erie Indemnity Company at the annual meeting on April 25, 2000 or any adjournment thereof. Susan Hirt Hagen shall post bond in the amount of $5,000.00.

         3. The Petitions for Preliminary Injunctions filed by F. W. Hirt are hereby DENIED as without a basis in fact or law.

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         4. The Petition of F. W. Hirt to Enjoin Susan Hirt Hagen and Bankers
Trust from breaching a fiduciary duty is hereby DENIED as without a basis in law or fact.


                                             BY THE COURT:



                                              /s/ William R. Cunningham
                                             ----------------------------------
                                             WILLIAM R. CUNNINGHAM
                                             President Judge




cc:      All counsel

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